Exhibit 10.3

SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT is dated the 19th day of November, 2018

BETWEEN:

ALTERNATIVE MEDICAL SOLUTIONS INC., a company existing under the laws of the Province of Ontario (the “Corporation”)

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ALL OF THE SHAREHOLDERS OF THE CORPORATION, AS SET FORTH IN SCHEDULE A TO THIS AGREEMENT (collectively, the “Vendors”)

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CANNAPHARMARX, INC., a company existing under the laws of the State of Delaware (the “Purchaser Parent”)

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HANOVER CPMD ACQUISITION CORP., a company existing under the laws of the Province of Ontario (the “Purchaser”)

RECITALS:

A.	The Vendors are the beneficial and registered owners of all of the issued and outstanding shares of the Corporation.

B.	The Principal Vendors (as defined herein) are the holders of all right, title and interest in and to the Shareholder Loans (as defined herein) provided to the Corporation with the aggregate amount owing by the Corporation to the Principal Vendors of $1,506,735.75.

C.	The Vendors have agreed to sell, and the Purchaser has agreed to purchase, all of the issued and outstanding shares of the Corporation pursuant to the terms and conditions of this Agreement.

D.	The Principal Vendors have agreed to sell, and the Purchaser has agreed to purchase, all of the Principal Vendors’ right, title and interest in and to the Shareholder Loans pursuant to the terms and conditions of this Agreement.

IN CONSIDERATION of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions.

In this Agreement and in any amendments hereto and in all Schedules hereto, the following terms shall have the following meanings:

“ACMPR” means the Access to Cannabis for Medical Purposes Regulations.

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“Affiliate” means, with respect to any Person, any other Person who directly or, indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this Securities Purchase Agreement and all Schedules hereto and instruments supplemental hereto or in amendment or confirmation hereof; “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article or Section; “Article” or “Section” means and refers to the specified article or section of this Agreement.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement.

“Application” means the Corporation’s application no. 10-MM0543 under the ACMPR to obtain a producer’s licence pursuant thereto.

“arm’s length” has the same meaning as defined in the Tax Act.

“Assets” means all property, assets and undertakings of the Corporation of every nature and kind and wheresoever situate.

“Ataraxia Litigation” means all claims related to the litigation brought by Ataraxia Canada, Inc., as plaintiff, against the Corporation, as defendant, under the Ontario Superior Court of Justice (court file no. CV-17-580157).

“Audit” means an independent audit of the Corporation’s financial records pursuant to US Generally Accepted Accounting Principles conducted by an approved Public Company Accounting Oversight Board auditing firm in accordance with the rules and regulations promulgated by the US Securities and Exchange Commission.

“Books and Records” means all information of the Corporation, as the context requires, including books of account, financial and accounting information and records, personnel records, tax records, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form and howsoever stored).

“Buildings and Fixtures” means all plant, buildings, structures, erections, improvements, appurtenances and fixtures situate on the Real Property, including the 48,750 sq. ft. partially constructed cannabis production facility situated thereon.

“Business” means the business carried on by the Corporation as of the date hereof, consisting of the construction of the Buildings and Fixtures and the submission of the Application to carry on the business of a licensed producer under the ACMPR, including the cultivation, manufacturing, labelling and all other business related and ancillary thereto.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Toronto, Ontario are open for business.

“Claims” includes claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, reasonable professional fees (including fees of legal counsel on a solicitor and his or her own client basis) and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing” means the completion of the transaction of purchase and sale contemplated in this Agreement.

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“Closing Date” means 5 Business Days from the date the Audit is completed, or such other date as the Corporation and the Purchaser may agree upon in writing.

“Closing Time” means 9:00 a.m. (Toronto time) on the Closing Date or such other time on such date as the parties may agree as the time at which the Closing shall take place.

“Consents” means all consents of contracting parties to a change of control of the Corporation or to any of the transactions contemplated hereby, as required by the terms of any contract or agreement to which the Corporation is a party or by which the Corporation, any of its Assets or the Business is bound or affected.

“Contract” means any agreement, contract, licence, lease, undertaking, engagement or commitment of any nature, written or oral.

“Employee Plans” means all bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefit, pension, retirement, supplementary retirement, plan or program and every other benefit plan, program, agreement, arrangement or practice (whether written or unwritten) maintained or contributed to for the benefit of any of the Corporation’s employees, former employees or their respective dependents or beneficiaries, but excluding the Canada Pension Plan, any health or drug plan established and administered by a Province and workers’ compensation insurance provided by federal or provincial Laws.

“Encumbrances” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant, adverse claim, exception, reservation, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health or the protection of the environment and all Licenses issued pursuant to such Laws, agreements or statutory requirements.

“Event of Default” refers to any of the following events:

(i)	If the Purchaser fails to make any of the payments set out in this Agreement or as required under the Purchaser Notes;

(ii)	If the Purchaser acts in such a manner as to diminish the security for payment granted;

(iii)	If the Purchaser makes an assignment of its property for the benefit of its creditors;

(iv)	If the Purchaser becomes insolvent or if petition in bankruptcy is instituted against it and a final judgment is handed down confirming its bankruptcy; or

(v)	If the Purchaser breaches the obligations and undertakings set out in Section 4 of this Agreement.

“Financial Statements” means (i) the Corporation’s audited financial statements for the years ended December 31, 2017 and 2016; and (ii) the unaudited financial statements of the Corporation for the nine-month period ended September 30, 2017, consisting of a balance sheet, income statement and statement of cash flows for such period and all notes thereto.

“GAAP” means, at any time, the generally accepted accounting principles in Canada at such time, the primary source of which is the Handbook of the Canadian Institute of Chartered Accountants, applied on a consistent basis.

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“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or Taxing authority under or for the account of any of the above.

“Hazardous Substance” means any material or waste or other substance that is regulated, listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“HST Refunds” has the meaning ascribed thereto in Section 4.8(1).

“Intellectual Property” means all right, title and interest in and to all intellectual property rights of any kind, foreign and domestic, and whether registered or not together with any renewal, extension, reissue, division, continuation or modification thereof, as applicable.

“Interim Period” means the period between the close of business on the date of this Agreement and the Closing.

“Key Employees” means John Ciotti, Raymond Robertson and Joseph Groleau.

“Laws” means any and all applicable (i) laws, regulations, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal bylaws whether domestic, foreign or international; (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions and decisions of any Governmental Entity; and (iii) policies and guidelines of, or contracts with, any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person referred to in the context in which the word is used.

“Licenses” means all of the permits, licenses, registrations, certificates, approvals, waivers, authorizations and qualifications to do business held by the Corporation.

“LOI” means the letter of intent between the Principal Vendors and the Purchaser (as assignee thereto) dated June 1, 2018, including all amendments thereto.

“Material Adverse Change” means a material adverse change in the financial condition, liabilities, Business, operations, earnings power or prospects of the Corporation.

“Material Contracts” means any material contract, agreement, indenture or other instrument to which the Corporation is a party, including those listed in Schedule 3.2(bb).

“Mortgages” means collectively the first mortgage registered on title to the Real Property as GY110724 in favour of Just In Time Self Storage Inc. (together with the Application to Change Name registered as GY113234) on title to the Real Property and the second mortgage registered as Instrument Number GY123481 in favour of Ebel Holdings Inc. on title to the Real Property.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“P2P Green Power Payment” has the meaning ascribed thereto in Section 2.3(a)(ii).

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“Permitted Encumbrances” means Encumbrances described in Part II of Schedule 3.2(q).

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Personal Information” means information about an identifiable individual as defined in Privacy Law.

“Principal Vendors” means, collectively, Stephen Barber, John Ciotti, Joseph Groleau and Raymond Robertson.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada); the Freedom of Information and Protection of Privacy Act (Ontario), the Personal Information Protection Act (Alberta), and any comparable Law of any other jurisdiction.

“Purchase Price” has the meaning ascribed thereto in Section 2.2(a).

“Purchased Shares” has the meaning ascribed thereto in Section 2.1(a).

“Purchaser Parent Shares” has the meaning ascribed thereto in Section 2.5.

“Purchaser Notes” has the meaning ascribed thereto in Section 2.3(b).

“Real Property” means the lands having the residential address of 595 1st Street, Hanover, Ontario and legal description PT LT 7 CON 2 SDR BENTINCK PTS 2 AND 3 16R10457 TOWN OF HANOVER.

“Registration Rights Agreement” means, in the event that one or more Principal Vendors elect to exercise the loan conversion option pursuant to Section 2.5, the registration rights agreement to be entered into by such Principal Vendors in connection with the issuance of Purchaser Parent Shares and the filing of a registration statement by the Purchaser Parent with the US Securities and Exchange Commission.

“Related Party” has the same meaning as defined in the Tax Act.

“Release” includes an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, migration, seepage or disposal of a Hazardous Substance which is or may be in breach of any Environmental Law.

“Share Pledge Agreements” has the meaning ascribed thereto in Section 2.3(c).

“Shareholder Loans” means the advances by the Principal Vendors to the Corporation with the aggregate amount owing by the Corporation to the Principal Vendors of $1,506,735.75, and as more fully described in Schedule B.

“shell company” has the meaning ascribed thereto in Rule 12b-2 of the US Securities Exchange Act of 1934, as amended.

“Statement Date” means September 30, 2018.

“Tax Act” means the Income Tax Act (Canada).

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“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes including any amendments thereto.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, franchise taxes and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, capital gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, surplus, sales, retail sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions, (ii) all charges, interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii), (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iv) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Transaction Personal Information” means any Personal Information in the possession, custody or control of the Vendors or the Corporation at the Closing Time, including Personal Information about the employees of the Corporation, or their customers, suppliers, directors, officers or shareholders that is:

(i)	disclosed to the Purchaser or any of its representatives prior to the Closing Time by the Vendors or the Corporation, or any of their respective representatives or otherwise; or

(ii)	collected by the Purchaser or any of its representatives prior to the Closing Time from the Vendors, the Corporation, or any of their respective representatives or otherwise, in either case in connection with the transactions contemplated by the Agreement.

1.2	Schedules.

The following are the Schedules attached to and forming part of this Agreement:

Schedule A	Shareholdings
Schedule B	Shareholder Loans
Schedule 3.2(b)	Required Authorization
Schedule 3.2(f)	Required Consents
Schedule 3.2(n)	Business in the Ordinary Course
Schedule 3.2(q)	Owned Assets/Permitted Encumbrances
Schedule 3.2(u)	Real Property
Schedule 3.2(x)	Taxes
Schedule 3.2(x)	Non-arm’s Length Transactions
Schedule 3.2(y)	Leased Assets
Schedule 3.2(z)	Compliance with Laws
Schedule 3.2(aa)	No Loans to Directors
Schedule 3.2(bb)	Material Contracts
Schedule 3.2(ee)	Intellectual Property
Schedule 3.2(ff)	Employees
Schedule 3.2(gg)	Employee Plans
Schedule 3.2(ii)	Insurance
Schedule 3.2(jj)	Environmental Matters
Schedule 3.2(ll)	Bank Accounts

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1.3	Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Principal Vendors, it shall be deemed to refer to the knowledge of each of such Principal Vendors, as the case may be, without having made any inquiry, and as of the Statement Date.

1.4	Headings.

The headings used in this agreement and its division into articles, sections, schedules, exhibits, appendices, and other subdivisions do not affect its interpretation.

1.5	Gender and Number.

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.6	Proper Law of Agreement.

This Agreement shall be governed and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

1.7	Invalidity of Provisions.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be deemed to be severable.

1.8	Entire Agreement.

This Agreement, including the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto, including the LOI, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to herein. No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

1.9	Successors and Assigns.

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, trustees, executors, administrators, legally appointed representatives, successors and permitted assigns, as applicable.

1.10	Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.11	Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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1.12	Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

1.13	Non-Business Days.

Whenever payments are to be made or an action is to be taken on or not later than a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

1.14	Certain Phrases, etc.

In this Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Article 2
PURCHASED SECURITIES AND PURCHASE PRICE

2.1	Purchase and Sale of Purchased Shares and Shareholder Loans.

Subject to the terms and conditions herein stated:

(a)	each of the Vendors hereby agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser hereby agrees to purchase from each of the Vendors on the Closing Date, the number and class of shares of the Corporation set forth opposite each such Vendor’s name in Schedule A, being collectively all (but not less than all) of the issued and outstanding shares and other securities in the capital of the Corporation as of Closing on the Closing Date (the “Purchased Shares”); and

(b)	each of the Principal Vendors hereby agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser hereby agrees to purchase and assume from each of the Principal Vendors on the Closing Date, all of the Principal Vendors’ respective right, title and interest in and to the Shareholder Loans as more fully described in Schedule B.

2.2	Purchase Price.

(a)	Subject to Section 2.4, the aggregate consideration payable by the Purchaser to the Vendors for the Purchased Shares and the Shareholder Loans on the Closing Date will be $12,710,000 (the “Purchase Price”).

2.3	Satisfaction of the Purchase Price.

The Purchase Price shall be paid and satisfied as follows:

(a)	At the Closing Time, the Purchaser shall pay to the Vendors the sum of $2,710,000, subject to the following adjustments, by wire transfer or certified cheque drawn from the Purchaser’s lawyers’ trust account, of immediately available funds to the Vendor’s lawyer’s trust account in accordance with the wiring instructions to be provided by the Vendors (the “First Advance”):

(i)	The Purchaser shall receive a credit of $19,982.50, representing a non-refundable deposit and for transaction-related expenses against the First Advance;

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(ii)	The Purchaser shall receive a credit of $261,802.71 in regards to the payable owing by the Corporation to P2P Green Power Energy Solutions Inc., the obligation and liability for repayment of which the Purchaser has assumed from the Corporation (the “P2P Green Power Payment”);

(iii)	The Purchaser shall receive a credit of $44,750.65 for real property taxes owing in respect of the Real Property up to and including October 15, 2018;

(iv)	The Purchaser shall receive a credit of $24,226.64 for taxes owing to Canada Revenue Agency up to and including the date hereof; and

(v)	The Vendors shall receive a credit equivalent to the interest payable on the Mortgages between October 16, 2018 and the Closing Date.

(b)	The balance of the Purchase Price, namely $10,000,000, shall be satisfied through the issuance, at the Closing Time, by the Purchaser to the Vendors of subordinated non-interest bearing promissory notes in an aggregate principal amount equal to $10,000,000, in a form which is to be settled on Closing, it being understood that the principal amount of the Purchaser Note received by each Vendor shall be proportionate to his or her respective shareholder’s interest in the Purchased Shares.

(c)	In order to secure the performance for the benefit of the Vendors of the duties and obligations incumbent upon it pursuant to this Agreement and the Purchaser Notes, the Purchaser agrees to pledge and grant to the Vendors a security interest in all of the right, title and interest in and to the Purchased Shares that the Purchaser will acquire on Closing and enter into a share pledge agreement in a form which is to be settled on Closing (the “Share Pledge Agreements”).

(d)	Acceleration of Payment. The balance of the Purchase Price or any residual balance shall become automatically due and payable by the Purchaser and the Vendors shall be entitled to exercise their rights under the Share Pledge Agreements, should any of the following events occur:

(i)	any new issue of shares of the share capital of the Corporation;

(ii)	any transfer, issue, sale, transmission or other form of assignment of all or part of the currently issued and outstanding Purchased Shares to any other Person;

(iii)	the sale, transfer or assignment of all or part of the Assets, including the Real Property and any Licences (whether issued before or after the Closing Date);

(iv)	the declaration of any dividends or the redemption of any shares of the Corporation; and

(v)	any Event of Default.

2.4	Adjustments to Share Purchase Price

Notwithstanding any other provision hereof, and subject to the terms and conditions of the Purchaser Notes, the Share Purchase Price (and the amount owing under the Purchaser Notes) shall be reduced by an amount equal to:

(a)	any judgment or order awarded against (and payable by) the Corporation and all costs and expenses incurred by the Corporation in defending the Ataraxia Litigation (including, without limitation, all legal and other professional fees and any and all costs and expenses of any appeal of any judgment or order); and

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(b)	any other debts and liabilities (including Taxes) whatsoever of the Corporation existing on or incurred prior to the Closing Date or relating to any period prior to the Closing Date save and except for the Shareholder Loans and the Mortgages.

The Vendors hereby acknowledge, covenant and agree that, in the event the aggregate amount of the adjustments to the Share Purchase Price exceed the Share Purchase Price, the Vendors shall be jointly and severally liable to pay to the Purchaser the amount by which such adjustments exceed the Share Purchase Price and such amount shall be due within 15 Business Days of notice of same given by the Purchaser to the Vendors. The foregoing covenant and agreement of the Vendors shall survive the Closing indefinitely for the benefit of the Purchaser.

2.5	Option to Invest/Convert Loan Purchase Price

At the option of the Principal Vendors, upon written notice given to the Purchaser given not less than 5 Business Days prior to the Closing Date, the Principal Vendors may elect to subscribe for an aggregate of up to 2,000,000 shares of common stock of the Purchaser, par value $0.001 per share, at a purchase price of US$0.75 per share for an aggregate purchase price of up to $1,500,000 (collectively, the “Purchaser Parent Shares”) and to direct the Purchaser to retain up to $1,500,000 of the Loan Purchase Price as satisfaction in full of the subscription price in respect of same.

2.6	Ataraxia Litigation

After Closing, the Purchaser shall diligently defend against the claims brought forth in, and assume full and complete control of, the Ataraxia Litigation, provided that the Purchaser shall not enter into any compromise or settlement in respect of the Ataraxia Litigation without the prior written consent of the Principal Vendors, such consent not to be unreasonably withheld, conditioned or delayed. The Principal Vendors shall cooperate fully and make available to the Purchaser all pertinent information and witnesses under the Principal Vendors’ control, make such assignments and take such other steps as in the opinion of counsel for the Purchaser are reasonably necessary to enable the Purchaser to defend against the claims brought forth in the Ataraxia Litigation.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Vendors’ Representations.

Each Vendor severally represents and warrants to the Purchaser as follows with respect to himself or itself, as the case may be, and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement and in connection with the completion of the transactions contemplated herein, notwithstanding any investigation by or on behalf of Purchaser:

(a)	Formation, Power and Authorization. If the Vendor is not an individual, it is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, or if the Vendor is an individual, he or she is of full age of majority. The execution and delivery of and performance by the Vendor of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by them have been duly authorized by all necessary action on the part of the Vendor.

(b)	Enforceability. This Agreement has been, and each other document executed and delivered by the Vendor pursuant hereto will on Closing be, duly executed and delivered by the Vendor, and this Agreement constitutes, and each other document executed and delivered by the Vendor pursuant hereto on Closing will constitute, a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at Law).

(c)	No Conflict. The execution and delivery of and performance by the Vendor of this Agreement and each of the Ancillary Agreements to which it is a party:

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(i)	if the Vendor is not an individual, does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	does not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Contracts to which it is a party; and

(iii)	does not and will not result in the violation of any Law.

(d)	Ownership of Purchased Shares.

(i)	The Vendor is the registered and beneficial owner of the issued and outstanding shares in the capital of the Corporation set forth opposite its name in Schedule A, free and clear of all Encumbrances of every kind and with good and marketable title thereto. Such shares are validly issued and outstanding as fully paid and non-assessable securities in the capital of the Corporation and the Vendor holds no other shares in the capital of the Corporation and holds no right, privilege, option, warrant or agreement to purchase or otherwise acquire, directly or indirectly, any other shares in the capital of the Corporation;

(ii)	No person has any right, privilege, option, warrant or agreement, contingent or otherwise, or any of the foregoing capable of becoming any right, privilege, option, warrant or agreement, to purchase or otherwise acquire, directly or indirectly, any of the Purchased Shares owned by the Vendor or any interest or entitlement therein (other than as provided by this Agreement); and

(iii)	other than as a result of the transactions contemplated herein, it is not a party to any unanimous shareholders agreement, escrow agreement, pooling agreement, voting trust or similar arrangements or obligations in respect of the Purchased Shares held by the Vendor or any other securities of the Corporation; and

(e)	Vendors Resident of Canada. The Vendor is not a “non-resident” of Canada within the meaning of the Tax Act.

(f)	Not Misleading. None of the foregoing representations and warranties and no documents furnished by or on behalf of the Vendor to the Purchaser in connection herewith or hereunder, contains any untrue statement of material fact or omits to state any material fact that the Vendor knew or ought to have known is necessary to make any such representation or warranty not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Purchased Shares, the Corporation and its business and affairs.

(g)	Acquisition of Purchaser Parent Shares. To the extent one or more Principal Vendors elect to exercise their option to convert a portion of the Loan Purchase Price into Purchaser Parent Shares pursuant to Section 2.5:

(i)	The Vendors are acquiring the Purchaser Parent Shares to be issued to them for investment for Vendors own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and neither Shareholder has any present intention of selling, granting any participation in, or otherwise distributing the same. Each Shareholder further represents that he/she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Purchaser Parent Shares.

(ii)	The Vendors understand that the Purchaser Parent Shares are not and, except as provided herein below, will not be registered under the US Securities Act of 21933, as amended (the “Act”), that the sale and the issuance of the Purchaser Parent Shares is intended to be exempt from registration under the Act pursuant to Section 4(2) thereof, and that Purchaser Parent’s reliance on such exemption is predicated on each Vendors’ representations set forth herein. The Vendors represent and warrant that: (i) he or she can bear the economic risk of their investment, and (ii) he or she possesses such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the Purchaser Parent Shares.

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(iii)	The Vendors acknowledge that neither the US Securities and Exchange Commission, nor the securities regulatory body of any US state or other nation has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(iv)	The Vendors acknowledge that they have carefully reviewed such information as they deemed necessary to evaluate an investment in the Purchaser Parent Shares. To their full satisfaction the Vendors have been furnished all materials requested relating to Purchaser Parent and the issuance of the Purchaser Parent Shares hereunder, and the Vendors has been afforded the opportunity to ask questions of Purchaser Parent’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Vendors. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Purchaser Parent set forth in this Agreement, on which the Vendors have relied in making an exchange of their Shares for the Purchaser Parent Shares; and

(v)	The Vendors understand that the Purchaser Parent Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchaser Parent Shares or any available exemption from registration under the Act, the Purchaser Parent Shares must be held indefinitely. Vendors further acknowledge that the Purchaser Parent Shares may not be sold pursuant to Regulation S and/or Rule 144, each as promulgated under the Act unless all of the conditions of Regulation S and/or Rule 144 are satisfied, or the Purchaser Parent Shares have been registered with the US Securities and Exchange Commission. In this regard, Vendors hereby acknowledge that they have been advised that Purchaser Parent is currently classified as a “shell company”, as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. In this regard, Purchaser Parent has granted the Vendors, but not the Principal Vendors, the right to include their Purchaser Parent Shares in shares to be registered with the US Securities and Exchange Commission by Purchaser Parent pursuant to the Securities Act of 1933, as amended, if and when Purchaser Parent elects to file such a registration statement.

The representations and warranties of the Vendors in Section 3.1 shall survive Closing and not be merged in any conveyance of other documents provided pursuant to this Agreement.

3.2	Corporation and Principal Vendors’ Representations.

The Corporation and each of the Principal Vendors jointly and severally represents and warrants to the Purchaser as follows with respect to the Corporation and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement and in connection with the completion of the transactions contemplated herein:

(a)	Incorporation and Status. The Corporation is a corporation incorporated and existing under the Laws of the Province of Ontario and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. The Corporation is qualified, licensed or registered to carry on business in the Province of Ontario, being the only jurisdiction in which the nature of the Assets or the Business makes such qualification necessary or where the Corporation owns or leases any material Assets or conducts any material business.

(b)	Required Authorizations. There is no requirement to make any filing with, give any notice to, or obtain any authorization of, any Governmental Entity, including in connection with the Application, as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and authorizations described in Schedule 3.2(b).

(c)	Corporate Authorization. The execution and delivery of and performance by the Corporation of this Agreement each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of the Corporation.

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(d)	No Conflict. The execution and delivery of and performance by the Corporation of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)	does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	does not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Contracts to which it is a party; and

(iii)	does not and will not result in the violation of any Law.

(e)	Enforceability. This Agreement has been, and each other document executed and delivered by the Corporation pursuant hereto will on Closing be, duly executed and delivered by the Corporation, and this Agreement constitutes, and each other document executed and delivered by the Corporation pursuant hereto on Closing will constitute, a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at Law).

(f)	Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any Contract to which the Corporation is a party to any of the transactions contemplated by this Agreement, except for the Consents, approvals and waivers described in Schedule 3.2(f).

(g)	Authorized and Issued Capital.

(i)	The authorized and issued and outstanding capital of the Corporation consists of an unlimited number of common shares, of which there are 10,000 common shares (which comprise all of the Purchased Shares) issued and outstanding as fully paid and non-assessable, and Schedule A sets forth all of the shareholders of record of the Corporation.

(ii)	No shares or other securities of the Corporation have been issued in violation of any Laws, the articles of incorporation, by-laws or other constating documents of the Corporation or the terms of any shareholders’ agreement or any agreement to which the Corporation is a party or by which it is bound.

(iii)	There are no shareholders’ agreements, pooling agreements, escrow agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation which are effective as of the date hereof.

(iv)	there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares in the capital of the Corporation or any securities of the Corporation, or any right capable of becoming any of the foregoing.

(h)	Subsidiaries and Investments. The Corporation (i) has no subsidiaries and does not own directly or indirectly any shares in the capital of any corporations, (ii) has no interest in any general partnership, joint venture or similar entity, (iii) is not a partner in any general partnership or limited partnership, and (iv) has no right to acquire any securities in the capital of any other Person or any ownership interest in any Person or to acquire or lease any other business operations.

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(i)	Financial Statements. The Financial Statements:

(i)	were prepared in accordance with GAAP applied on a basis consistent with the preceding period except as otherwise stated therein (with the exception of the Interim Financial Statements which do not provide for year-end adjustments); and

(ii)	are true, correct and complete and present fairly the financial condition of the Corporation including the assets and liabilities of the Corporation as at the date thereof and the revenues, expenses and results of the operations of the Corporation for the fiscal period ended on the date thereof.

(j)	Material Adverse Changes. Since the Statement Date, there has not been any Material Adverse Change in the affairs, prospects, operations or condition of the Corporation, any of the Assets or the Business and no event has occurred or circumstance exists which may result in such a Material Adverse Change.

(k)	Financial Records. All financial transactions of the Corporation have been recorded in the Books and Records of the Corporation in accordance with good business practice, and the Books and Records:

(i)	fully and accurately reflect in all material respects the basis for the financial condition and the revenues, expenses and results of operations of the Corporation shown in the Financial Statements;

(ii)	together with all disclosures made in this Agreement or in the Schedules hereto, present fairly in all material respects the financial condition and the revenues, expenses and results of the operations of the Corporation as of and to the date hereof; and

(iii)	no information, records or systems pertaining to the operation or administration of the Business are in the possession of, recorded, stored, maintained by or otherwise dependent upon any other person other than the Corporation’s auditors.

(l)	Liabilities of the Corporation. There are no liabilities (contingent or otherwise) of the Corporation of any kind whatsoever, and to the knowledge of the Principal Vendors, there is no basis for assertion against the Corporation of any liabilities of any kind, other than:

(i)	liabilities and contractual obligations which were incurred in the Ordinary Course and which are not inconsistent with past practice or which are not materially adverse to the Business; and

(ii)	other liabilities disclosed in this Agreement or in the Schedules attached hereto.

(m)	Indebtedness. Except as fully and accurately disclosed in the Financial Statements, this Agreement or the Schedules attached hereto, the Corporation does not have any bonds, debentures, mortgages, promissory notes or other indebtedness, and is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness.

(n)	Business in the Ordinary Course. Except as disclosed in Schedule 3.2(n) and since the Statement Date, the Corporation has conducted its affairs in the Ordinary Course and has not entered into any Contract, commitment or transaction other than in the Ordinary Course and since that date and as at the Closing Time, except as disclosed in Schedule 3.2(n), there has not been and shall not be any:

(i)	Material Adverse Change in the financial condition, assets, liabilities, or Business other than adverse changes in the Ordinary Course which individually and in the aggregate are not materially adverse; or condition, event or circumstance relating to the Corporation that could reasonably be expected to give rise to an adverse change in the financial condition, Assets, liabilities or Business other than adverse changes in the Ordinary Course which individually and in the aggregate are not materially adverse;

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(ii)	non-arm’s length transaction or payments, including transactions with or payments to any shareholder, director, officer, employee or relative of any of the foregoing, of the Corporation not dealing at arm’s length with the Corporation;

(iii)	except as expressly contemplated herein, declaration or payment of dividends or other distributions or purchases or redemptions of any shares of the Corporation or payment of any management or other fee to any of the Vendors, or Affiliate or Related Party to any Vendor, and since the Statement Date, no such dividend, distribution, purchase, redemption or payment of any management or other fee has occurred, in each case, other than in respect of management or other fees paid prior to the Statement Date;

(iv)	payment or satisfaction of any obligation or liability (fixed or contingent), except:

A.	current liabilities included in the Financial Statements;

B.	current liabilities incurred since the Statement Date in the Ordinary Course; and

C.	scheduled payments pursuant to obligations under loan agreements or other Contracts or commitments described in this Agreement or in the Schedules hereto;

(v)	creation of any Encumbrance upon any of the Assets of the Corporation;

(vi)	sale, assignment, transfer, lease or other disposition of any of the Assets of the Corporation, except in the Ordinary Course;

(vii)	purchase, lease or other acquisition of assets, except in the Ordinary Course;

(viii)	capital expenditure or commitments therefor made by the Corporation in excess of $5,000;

(ix)	indebtedness for borrowed money incurred or any loan to any Person or any shares issued to any Person;

(x)	write-off as uncollectible of any notes or accounts receivable, except write-offs in the Ordinary Course, none of which individually or in the aggregate is material to the Corporation;

(xi)	discounts provided by the Corporation on pricing or accounts receivables other than in the Ordinary Course;

(xii)	acceleration by the Corporation of the collection of accounts receivables;

(xiii)	settlement, cancellation or waiver of any claim or right of substantial value to the Corporation;

(xiv)	change made in any method of accounting or auditing or actuarial or investment or underwriting policies, practices or procedures of the Corporation;

(xv)	change in the capital structure, constating documents or by-laws of the Corporation;

(xvi)	cancellation or waiver of any material claims or rights of the Corporation;

(xvii)	delay by the Corporation of the payment of accrued expenses, trade payables or other liabilities;

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(xviii)	change by the Corporation in any material respect of the practices of the Corporation in connection with the marketing, performance or pricing of its products or services, the payment of payables and/or the collection of accounts receivables;

(xix)	any material change in the business or the condition of the Corporation or its relationships with its customers, suppliers or employees;

(xx)	extraordinary loss, whether or not covered by insurance;

(xxi)	removal of any auditor, actuary or director or termination of employment of any officer or other senior employee; or

(xxii)	agreement, whether or not in writing, to do any of the foregoing.

(o)	Commitments for Capital Expenditures. The Corporation is not committed to make any capital expenditures and no capital expenditures have been authorized by the Corporation since the Statement Date, except for capital expenditures made in the Ordinary Course which in the aggregate do not exceed $5,000.

(p)	Corporate Records. The corporate records and minute books of the Corporation provided to the Purchaser for review contain complete and accurate minutes of all meetings of directors and shareholders of the Corporation, held since the date of incorporation of the Corporation and executed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Corporation, and all such meetings were duly called and held and the share certificate books, register of shareholders, register of transfers and register of directors of the Corporation are complete and accurate.

(q)	Title to Properties and Assets. Except for Permitted Encumbrances, the Corporation, owns, possesses and has good and marketable title, free and clear of all Encumbrances of any nature or kind whatsoever, to all its properties and assets reflected on the Financial Statements and all other assets acquired by the Corporation since the Statement Date (other than property and assets disposed of in the Ordinary Course since the Statement Date). The Assets include all properties and assets necessary to conduct the Business after Closing substantially in the same manner as it was conducted prior to Closing. Part I of Schedule 3.2(q) sets out a list of all material personal property, fixed assets and other items owned by the Corporation.

(r)	Assets in Good Condition. The structures, buildings, plants, vehicles, equipment, technology and other tangible personal property owned by, licensed to or used by the Corporation (including the Buildings and Fixtures to their current state of construction) are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other property are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course.

(s)	Restrictions on Business. The Corporation is not a party to any agreement, lease, mortgage, security document, obligation or instrument, or subject to any restriction in its by-laws or directors’ or shareholders’ resolutions or subject to any restriction imposed by any Governmental Entity or subject to any Law, which could restrict or interfere in any material respect with the conduct of the Business or use of its assets, or otherwise materially and adversely affect the aggregate value of the Purchased Shares or Shareholder Loans, its assets or its financial condition, other than Laws of general application to Persons carrying on similar businesses.

(t)	Leased Property. The Corporation is not the owner or lessee of, or subject to any agreement or option to own or lease, any real property or any interest in any real property.

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(u)	Real Property.

(i)	The Real Property is the only real property owned by the Corporation or in which it has an interest. The Corporation is the legal and beneficial owner of the Real Property in fee simple, with good and marketable title thereto, free and clear of all Encumbrances other than those permitted encumbrances set forth in Schedule 3.2(u).

(ii)	Except as disclosed in Schedule 3.2(u), there are no Contracts which affect or relate to the title to, or ownership, construction, operation or management of, the Real Property and the Buildings and Fixtures thereon.

(iii)	True and complete copies of: (A) deeds, title insurance policies, certificates of title, title opinions, summaries or memoranda relating to title to the Real Property, (B) appraisals, valuations or other information evidencing the cost, assessed value and/or market value of the Real Property, (C) any surveys, real property reports, reference plans, aerial photographs, site plans, (D) any reports or findings relating to building inspections, roof conditions, structural elements, services or other physical conditions of the improvements and Real Property, (E) reports or summaries relating to capital expenditure budgets or programs, (F) materials evidencing encumbrances, and (G) materials relating to work orders, notices or violation or deficiency notices affecting the Real Property or the construction thereof, in each case within the possession or control of the Principal Vendors or the Corporation, have been delivered to the Purchaser.

(iv)	The Buildings and Fixtures as at their current state of construction are in good condition, repair and proper working order.

(v)	The Real Property has direct legal access to a municipal right-of-way and the Corporation otherwise has such rights of entry and exit to and from the Real Property as are reasonably necessary to carry on its business upon the Real Property.

(vi)	No Person has any right to purchase, option to purchase, right of first refusal or other rights with respect to any of the Real Property other than the Purchaser pursuant to this Agreement, and no Person other than the Corporation is using or has any right to use, or is in possession or occupancy of, any part of such Real Property.

(vii)	Except as disclosed in Schedule 3.2(u), the Corporation has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair the right, title and interest of the Corporation in and to the Real Property or the air, density and easement rights relating to the Real Property.

(viii)	The Corporation has not received any notification of and the Principal Vendors have no knowledge of, any outstanding or incomplete work orders, deficiency notices or other current non-compliance with Laws relating to any of the Real Property or the construction of the Buildings and Fixtures thereon.

(ix)	The current uses of the Real Property are permitted under current zoning and land use regulations and Laws. The Corporation has not made application for any minor variance or amendments to zoning by-laws or official plans in respect of the Real Property and the Principal Vendors have no knowledge of any proposed or pending changes to any zoning regulation or official plan affecting the Real Property.

(x)	To the Principal Vendors’ knowledge, no part of the Real Property is subject to any building or use restriction that restricts or would restrict or prevent the use and operation of the Real Property and the Buildings and Fixtures thereon as a cannabis production facility under the ACMPR or is located in a flood plain or is subject to flooding.

(xi)	To the Principal Vendors’ knowledge and to the extent applicable and as at their current state of construction, the Real Property and the Buildings and Fixtures comply with the requirements of the ACMPR, including the installment and proper functioning of all surveillance, restricted access, monitoring and air filtration systems required thereunder.

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(xii)	To the Principal Vendors’ knowledge, no improvements encroach on real property not forming part of the Real Property and no buildings, structures or other improvements on adjoining lands encroach upon the Real Property.

(xiii)	The Principal Vendors have no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against the Real Property or any part of the Real Property.

(xiv)	All accounts for work and services performed or materials placed or furnished upon or in respect of the construction of the Buildings and Fixtures to date have been fully paid and no one is entitled to claim a lien under the Construction Lien Act (Ontario) or other similar legislation for such work performed by or on behalf of the Corporation.

(xv)	The Real Property is fully serviced (including water, storm and sanitary sewer and electrical service) to a level sufficient to permit the operation of the Business of the Corporation to be carried on after the Closing Time. All municipal levies, local improvements, imposts and permit fees due and payable prior to the Closing Date have been or shall be paid by the Corporation as at the Closing Date.

(xvi)	There are no outstanding material defaults (or events which would constitute a material default with the passage of time or giving of notice or both) under the permitted encumbrances set forth in Schedule 3.2(u) on the part of the Corporation or, to the knowledge of the Principal Vendors, on the part of any other party to such permitted encumbrances.

(xvii)	There are no matters affecting the right, title and interest of the Corporation in and to the Real Property which, in the aggregate, would materially and adversely affect the ability of the Corporation after the Closing Date to carry on the Business upon the Real Property.

(v)	Litigation. Other than the Ataraxia Litigation, there are not currently nor have there been since incorporation of the Corporation any pending or threatened:

(i)	actions, suits or proceedings, at law or in equity, by any Person (including the Corporation);

(ii)	grievances, arbitrations or alternative dispute resolution processes; or

(iii)	administrative or other proceedings by or before (or to the knowledge of the Principal Vendors any investigation by) any Governmental Entity,

against or affecting the Corporation, the Business or any of the Assets, and, to the knowledge of the Principal Vendors, there is no valid basis for any such action, complaint, grievance, suit, proceeding, arbitration or investigation by or against the Corporation. The Corporation is not subject, and has not been subject since its date of incorporation, to any judgment, order or decree entered in any lawsuit or proceeding nor has the Corporation settled any claim prior to being prosecuted in respect of it. The Corporation is not the plaintiff or complainant in any action, suit or proceeding, grievance, arbitration or alternative dispute resolution process.

(w)	Taxes. Except as disclosed in Schedule 3.2(w):

(i)	The Corporation has filed or caused to be filed with the appropriate Governmental Entity, within the times and in the manner prescribed by applicable Law, all federal, provincial, local and foreign Tax Returns which are required to be filed by or with respect to it. The information contained in such Tax Returns is correct and complete and such Tax Returns reflect accurately all liability for Taxes of the Corporation for the periods covered thereby.

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(ii)	The Corporation has paid all Taxes which are due and payable within the time required by applicable Law, and has paid all assessments and reassessments it has received in respect of Taxes. The Corporation has made full and adequate provision in the Books and Records for all Taxes which are not yet due and payable but which relate to periods ending on or before the Closing Date. The Corporation has not received any refund of Taxes to which it is not entitled.

(iii)	There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, the Corporation. The Corporation has not received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity and, without limiting the generality of the foregoing, the Corporation is not a party to or bound by any obligation under any Tax sharing or allocation agreement or similar contract or arrangement (whether or not written) nor does the Corporation owe any amount under any such agreement.

(iv)	There are no claims, actions, suits, audits, proceedings, investigations or other action pending or threatened against the Corporation in respect of Taxes and, to the knowledge of the Principal Vendors, there is no reason to expect that any such claim, action, suit, audit, proceeding, investigation or other action may be asserted against the Corporation by a Governmental Entity at any time in the future. The Corporation is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Entity and the Corporation has not received any indication from any Governmental Entity that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date. There are no facts of which the Corporation or a Principal Vendor is aware which would constitute grounds for the assessment or reassessment of Taxes payable by the Corporation for any period ending on or prior to the Closing Date, except in respect of Taxes that are provided for in the Books and Records and the Financial Statements. The Principal Vendors have no knowledge of any contingent liabilities of the Corporation for Taxes or any grounds for an assessment or reassessment of Taxes including, without limitation, the treatment of income, expenses, credits or other claims for deduction under any Tax Return.

(v)	The Corporation has withheld and collected all Taxes that are required by applicable Law to be withheld or collected on or before the Closing Date and has timely paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes that have been or will be withheld or collected, to the applicable Governmental Entity. The Corporation has obtained, reviewed and properly retained any material documentation required in order to justify a reduction in or exemption from withholding tax.

(vi)	All Tax records of the Corporation are in the possession of the Corporation including for greater certainty Tax Returns, assessments, reassessments and material documentation related to such Tax Returns filed with respect to period ending at Closing.

(vii)	The Corporation has duly accounted for all amounts on account of any sales or transfer taxes (including goods and services tax, retail sales tax, value-added tax and harmonized sales tax) required by Law to be collected by it and has duly accounted for and remitted all such amounts within the time required by Law.

(viii)	There are no circumstances existing which could result in the application to the Corporation of sections 78, 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(x)	Non-arm’s Length Transactions. Except as disclosed in Schedule 3.2(x), there are no outstanding amounts owing by the Corporation to any Person or to the Corporation by any Person, with whom the Corporation was not dealing at arm’s length at the time of the transaction as determined under the Tax Act at the time such amounts became owing.

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(y)	Leased Assets. Schedule 3.2(y) sets out a list of all material personal property, fixed assets and all other items leased by the Corporation.

(z)	Compliance with Applicable Laws; Licenses. The Corporation owns, holds, possesses or lawfully uses in the operation of the Business, all Licenses, if any, which are necessary for it to conduct the Business as presently or previously conducted or for the ownership and use of the Assets in material compliance with all Laws. All Licenses material to the Corporation or the Business are listed in Schedule 3.2(z). Each License is valid, subsisting and in good standing, the Corporation is not in default or breach of any License, except where such default or breach would not have a material adverse effect. The Corporation has not received notice of any violation of any License and, to the knowledge of the Principal Vendors, no proceeding is pending or threatened to revoke or limit any License. Except as disclosed in Schedule 3.2(z):

(i)	the Corporation has conducted and is conducting the Business in compliance with all applicable Laws of each jurisdiction in which the Business is carried on, and is not in breach of any such Laws, except for acts of non-compliance and breaches which in the aggregate are not material; and

(ii)	the Corporation is duly licensed, registered or qualified, where required, in order to carry on the Business.

The Corporation has not received any communication from Health Canada in respect of any deficiency in the Application that has not been cured or any communication in respect of the delay or cancellation, or threatened delay or cancellation, of the Application and to the knowledge of the Corporation and the Principal Vendors, the Application is in good standing.

(aa)	No Loans to Directors. Etc. Except as set out in Schedule 3.2(aa), the Corporation has no outstanding loans or indebtedness (other than the normal salaries, bonuses, fringe benefits and obligations to reimburse for expenses incurred on behalf of the Corporation in the normal course of employment) which has been made or incurred to any director, officer, shareholder, employee or relative of any of the foregoing, or to any former director, officer, shareholder, employee or relative of any of the foregoing, of the Corporation, or to any Person not dealing at arm’s length with the Corporation.

(bb)	Material Contracts. Except as disclosed in Schedule 3.2(bb), the Corporation is not a party to any:

(i)	material written Contract or commitment for the employment of any director, officer, employee, broker or agent;

(ii)	Contracts with or commitments to any labour union or employee association, and none of the Vendors or the Corporation has conducted negotiations with respect to any such future Contracts or commitments and there are no attempts to organize or establish any labour union or employee association with respect to the Corporation;

(iii)	Material Contract or a Contract in the Ordinary Course that cannot be terminated on 30 days’ notice or less;

(iv)	continuing Contract or commitment for the purchase of materials, supplies, equipment or services, except in the Ordinary Course;

(v)	Employee Plans;

(vi)	Material Contract or commitment not completed on or before twelve (12) months from the Closing Date for the purchase or sale of any fixed or capital assets;

(vii)	Contract or commitment to make any gift of any of its property;

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(viii)	trust indenture, mortgage, promissory note, loan agreement or other Contract or agreement for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(ix)	non-competition, confidentiality, secrecy, restricted use or non-disclosure Contract or agreement or any Contract or agreement limiting the ability of the Corporation to carry on the Business;

(x)	undertaking given to any Governmental Entity;

(xi)	agreement with any Person with whom the Corporation was not dealing at arm’s length at the time of the entering into of such agreement as determined under the Tax Act;

(xii)	software licence agreements in respect of any software used in the Business and intellectual property license agreements in respect of Intellectual Property; or

(xiii)	Contract, agreement or other instrument which materially adversely affects the Business or the condition of any of its material assets or properties; and

true and complete copies of all of the Contracts and commitments disclosed in Schedule 3.2(bb) have been made available to the Purchaser.

(cc)	No Default. The Corporation is not in default or breach of any of its obligations under any one or more Material Contract to which it is a party or by which it may be bound. There exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach under such Material Contract. All such Material Contracts are in good standing, have been complied with in all material respects and the Corporation, is, and will continue to be, entitled to all material benefits thereunder.

(dd)	Guarantees. The Corporation is not a party to or bound by any agreement of guarantee, indemnification or any other like commitment of, or in respect of, the obligations, liabilities (contingent or otherwise) or indebtedness of any Person.

(ee)	Intellectual Property/Software.

(i)	The Intellectual Property disclosed in Schedule 3.2(ee) represents all of the Intellectual Property owned or licensed by the Corporation. The Corporation has the sole and exclusive right to use such Intellectual Property, and has the right to use the Intellectual Property licensed by it in the manner now being used in the Business. The Corporation owns all rights in software comprising the Intellectual Property owned or licensed by the Corporation free from any Claim of employees or individual contractors who authored such software. Copies of all registrations made by the Corporation with respect to Intellectual Property owned by the Corporation are listed in Schedule 3.2(ee). The Intellectual Property owned by the Corporation does not infringe upon the Intellectual Property of any other Person, and, as of the date of this Agreement, to the knowledge of the Principal Vendors, no Person is infringing the Intellectual Property owned or licensed by the Corporation.

(ii)	No Person has challenged or objected to the exclusive right of the Corporation to use the Intellectual Property or software owned by the Corporation.

(iii)	The Intellectual Property used in the Business constitutes all Intellectual Property necessary and material to the operation of the Business. Such Intellectual Property is operational in all material respects for its intended purposes and is sufficient to conduct the Business as it is now conducted.

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(iv)	Schedule 3.2(ee) lists all of the agreements, commitments and Contracts in respect of the software, information technology, information-technology related outsourcing, networking, communications and technology services licensed to or made available to, or otherwise used in the Business. The software licensed by the Corporation is validly licensed to the Corporation pursuant to a Contract or a licence agreement specifically identified in Schedule 3.2(ee).

(v)	The Corporation is not a party to any Contract or commitment to pay any royalty, licence or other fee with respect to the use of the Intellectual Property used in the Business. The Corporation has obtained a sufficient number of copies of any software to comply with the terms of its associated licences, given the number of users thereof.

(ff)	Employment Matters.

(i)	Schedule 3.2(ff) discloses, as of the date of this Agreement:

A.	the names of all employees of the Corporation;

B.	their position/title;

C.	their status (i.e. full time, part time, temporary, casual, seasonal, co-op student);

D.	their total annual remuneration, including a breakdown of (1) base salary, (2) bonus or other incentive compensation, if any; and (3) severance or change of control payments;

E.	their hire date; and

F.	whether any employees are on any approved or statutory leave of absence, and if so, the reason for such absence and the expected date of return.

(ii)	The Corporation is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and to the knowledge of the Principal Vendors, has not and is not engaged in any unfair labour practice. As of the date of this Agreement, no written notice has been received by the Corporation or the Vendors notifying the Corporation that the Corporation has engaged in, or is engaging in, any unfair labour practice.

(iii)	As of the date of this Agreement, no unfair labour practice complaint against the Corporation is pending before any labour relations board or similar Governmental Entity.

(iv)	Except as disclosed in Schedule 3.2(ff), there are no written employment Contracts with any directors, officers or employees of the Corporation.

(v)	Except as disclosed in Schedule 3.2(ff), no employee, officer, director, agent, consultant or advisor of the Corporation has any agreement binding upon the Corporation to the effect that the length of notice of termination or severance or termination payment required to terminate his or her employment or retainer or any combination thereof or any entitlement upon the completion of the transactions contemplated by this Agreement or as a result of any other change of control of the Corporation, is other than such as results under applicable Law. All of the employees of the Corporation can be terminated on adequate notice at common law.

(vi)	No officer or Key Employee, or any group of Key Employees, has given notice, oral or written, of an intention to cease being employed with the Corporation, and the Corporation does not intend to terminate the employment of any officer, Key Employee or group of Key Employees.

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(vii)	The Corporation has paid in full all amounts owing to employees under the Employment Standards Act (Ontario), and there are no claims or, to the knowledge of the Principal Vendors, potential claims against the Corporation by former employees for wrongful dismissal.

(viii)	All vacation pay for employees of the Corporation is properly reflected and accrued in the books and accounts of the Corporation.

(ix)	The Corporation is in compliance with applicable workers’ compensation Laws made pursuant thereto and there are no outstanding assessments, levies or penalties thereunder.

(gg)	Employee Plans.

(i)	All Employee Plans are listed in Schedule 3.2(gg) and the Corporation has made available to the Purchaser true, complete and up-to-date copies of all current plan documents and all amendments thereto together with, as applicable, all current funding agreements, the most current summary descriptions of the Employee Plans provided to past or present participants therein, the financial statements, if any, and all Material Contracts relating to Employee Plans with respect to which the Corporation may have any liability, including insurance Contracts, investment management Contracts, subscription and participation agreements, record keeping agreements and other services agreements.

(ii)	The Corporation has not ever sponsored or participated in any pension plan, including any defined benefit pension plan.

(iii)	All of the Employee Plans are, and have been since their establishment, duly registered where required by applicable Laws and are in good standing thereunder (including registration with the relevant Tax authorities where such registration is required to qualify for Tax exemption or other beneficial Tax status), and all employer obligations in respect of the Employee Plans (including the administration thereof), required under applicable Laws and their terms have been satisfied and there are no outstanding defaults or violations in respect thereof.

(iv)	Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(v)	No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(hh)	Commissions etc. Pursuant to this Transaction. The Corporation does not have any obligation to pay, and has not paid, any commission or fee in respect of the transaction contemplated by this Agreement.

(ii)	Insurance. Schedule 3.2(ii) lists all insurance policies maintained by the Corporation or under which the Corporation is covered in respect of its properties, assets, business or personnel as of the date hereof. Such insurance policies are in full force and effect and the Corporation is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policies. There has not been any Material Adverse Change in the relationship of the Corporation with its insurers, the availability of coverage, or in the premiums payable pursuant to the policies. Schedule 3.2(ii) includes a list setting forth any and all claims, with reasonable particulars, made under any policies of insurance maintained by or for the benefit of the Corporation since incorporation. Copies of all insurance policies of the Corporation and the most recent inspection reports received from insurance underwriters have been delivered to the Purchaser.

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(jj)	Environmental Matters.

(i)	To the knowledge of the Principal Vendors, the Real Property has never been used for the disposal of waste.

(ii)	To the knowledge of the Principal Vendors, there are no underground storage tanks on the Real Property.

(iii)	To the knowledge of the Principal Vendors, no Hazardous Substances have been Released, disposed of, or are otherwise present, in soil or groundwater at the Real Property at concentrations that (A) do not comply with any applicable Environmental Law; (B) give rise to liability under any applicable Environmental Law; or (C) interfere with the continued operation of the Business.

(iv)	To the knowledge of the Principal Vendors, no properties adjacent to the Real Property are contaminated where such contamination could, if it migrated to a Real Property have a material adverse effect on such property.

(v)	The Corporation is not currently subject to any order issued by a Governmental Entity and has not been required by any Governmental Entity to (A) alter the Real Property in a material way in order to be in compliance with Environmental Laws, or (B) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

(vi)	Schedule 3.2(jj) lists all reports and documents relating to the environmental matters affecting the Corporation or the Real Property which are in the possession or under the control of the Corporation. Copies of all such reports and documents have been provided to the Purchaser. To the knowledge of the Principal Vendors, there are no other reports or documents relating to environmental matters affecting the Corporation or the Real Property which have not been made available to the Purchaser whether by reason of confidentiality restrictions or otherwise.

(kk)	Absence of Certain Business Practices. None of the Vendors, the Corporation, nor any other Affiliate or agent thereof, nor any other Person acting on behalf of or associated therewith, acting alone or together, have: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the Business (or assist the Corporation in connection with any actual or proposed transaction), in each case which (A) may subject the Vendors or the Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may have had an adverse effect on the Assets, business, operations or prospects of the Corporation, or (C) if not continued in the future, may have a Material Adverse Change.

(ll)	Bank Accounts. Schedule 3.2(ll) sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Corporation has an account, credit line or safe deposit box or vault, (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Corporation in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.2(ll), no such proxies, powers of attorney or other like instruments are irrevocable. No Vendor has any account, safety deposit box or vault which is or has in the past been used in connection with any activity related directly or indirectly, to the Business.

(mm)	No Bankruptcy or Insolvency. The Corporation is not insolvent under any applicable laws and there is no bankruptcy, liquidation, dissolution, winding-up or other similar proposal or proceeding or other legal proceeding in progress, pending, contingent or, to the knowledge of the Principal Vendors, threatened by or against the Corporation, before any judicial, governmental or administrative body or authority in respect of the foregoing, or in respect of any general assignment, arrangement or compromise with creditors or appointment of a receiver or manager with respect to any of its assets or execution or distress levied upon any of its assets;

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(nn)	Disclosure. No representation or warranty contained in Section 3.2 of this Agreement, and no statement contained in any Schedule hereto or in Ancillary Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

The representations and warranties of the Principal Vendors in Section 3.2 shall survive Closing for the applicable time set forth in Sections 6.4(c) and (d) and not be merged in any conveyance of other documents provided pursuant to this Agreement.

3.3	By the Purchaser and Purchaser Parent.

The Purchaser and the Purchaser Parent represent and warrant to the Corporation and the Vendors as follows and acknowledge that the Corporation and the Vendors are relying upon such representations and warranties in entering into this Agreement and in connection with the completion of the transactions contemplated herein:

(a)	Incorporation and Power. The Purchaser and the Purchaser parent are duly incorporated and organized under the Laws of their jurisdiction of incorporation and have all necessary corporate power and authority to execute and deliver, and to observe and perform, their covenants and obligations under this Agreement and each of the Ancillary Agreements to which they may be a party.

(b)	Required Authorizations. There is no requirement to make any filing with, give any notice to, or obtain any authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement.

(c)	Corporate Authorization. The execution and delivery of and performance by the Purchaser and the Purchaser Parent of each of the Ancillary Agreements to which it may be a party and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of the Purchaser and the Purchaser Parent.

(d)	No Conflict. The execution and delivery of and performance by the Purchaser and the Purchaser Parent of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)	does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	does not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Contracts to which it is a party; and

(iii)	does not and will not result in the violation of any Law.

(e)	Enforceability. This Agreement has been, and each other document executed and delivered by the Purchaser and the Purchaser Parent pursuant hereto will on Closing be, duly executed and delivered by the Purchaser and the Purchaser Parent, and this Agreement constitutes, and each other document executed and delivered by the Purchaser and the Purchaser Parent pursuant hereto on Closing will constitute, a valid and binding obligation of the Purchaser and the Purchaser Parent enforceable against the Purchaser and the Purchaser Parent in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at Law).

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(f)	Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any Contract to which the Purchaser is a party to any of the transactions contemplated by this Agreement.

(g)	Authorized and Issued Capital of Purchaser Parent.

(i)	The authorized capital of the Purchaser Parent consists of 100,000,000 shares of Common Stock, par value $0.001 per share, of which 17,960,741 shares are issued and outstanding and 10,000,000 shares of Preferred Shares, of which 60,000 Class “A Convertible Preferred Shares are issued and outstanding All issued and outstanding shares have been fully paid and are non-assessable. Each share of Series A Convertible Preferred Stock is convertible into 1,250 shares of common stock and vote on an as converted basis. The rights and designations of these Preferred Shares include the following:

A.	entitles the holder thereof to 1,250 votes on all matters submitted to a vote of the shareholders;

B.	the holders of outstanding Series A Convertible Preferred Stock shall only be entitled to receive dividends upon declaration by the Board of Directors of a dividend payable on our Common Stock whereupon the holders of the Series A Convertible Preferred Stock shall receive a dividend on the number of shares of Common Stock in to which each share of Series A Convertible Preferred Stock is convertible;

C.	each Series A Preferred Share is convertible into 1,250 shares of Common Stock; and

D.	not redeemable.

(ii)	No shares or other securities of the Purchaser Parent have been issued in violation of any Laws, the articles of incorporation, by-laws or other constating documents of the Purchaser Parent or the terms of any shareholders’ agreement or any agreement to which the Purchaser Parent is a party or by which it is bound.

(iii)	There are no shareholders’ agreements, pooling agreements, escrow agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Purchaser Parent which are effective as of the date hereof.

(h)	Disclosure. No representation or warranty contained in Section 3.3 of this Agreement, and no statement contained in any Schedule hereto or in Ancillary Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(i)	Shell Company. Purchaser Parent is currently classified as a “shell company” under applicable US securities laws.

The representations and warranties of the Purchaser in Section 3.3 shall survive Closing for the applicable time set forth in Section 6.4(e) and not be merged in any conveyance of other documents provided pursuant to this Agreement.

Article 4
COVENANTS OF THE PARTIES

4.1	Conduct of Business of the Corporation.

(1)	During the Interim Period, the Corporation shall, and the Vendors shall cause the Corporation to, conduct its operations in the ordinary and usual course of business.

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(2)	Without limiting the generality of Section 4.1(1), the Corporation shall, and the Vendors will cause the Corporation to:

(a)	use commercially reasonable efforts to preserve intact the current business organization of the Corporation, keep available the services of the present employees and agents of the Corporation and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other Persons having business relationships with the Corporation;

(b)	pay and discharge the liabilities of the Corporation in the Ordinary Course, except those being contested in good faith;

(c)	use commercially reasonable efforts to retain possession and control of the Assets and preserve the confidentiality of any confidential or proprietary information of the Business or the Corporation;

(d)	use commercially reasonable efforts to not cause or permit to exist a breach of any representations and warranties of the Vendors contained in this Agreement and to conduct the Business in such a manner that on the Closing Date such representations and warranties shall be true, correct and complete as if they were made on and as of such date; and

(e)	if requested by the Purchaser, report to the Purchaser regarding the status of the Ataraxia Litigation.

(3)	At least three (3) days prior to the Closing Date, the Corporation shall permit the Purchaser or its representatives to have access to the Books and Records of the Corporation to verify: (a) cash on hand; (b) payables; and (c) the indebtedness of the Corporation.

4.2	Actions to Satisfy Closing Conditions.

(1)	The Corporation and each of the Vendors shall take and cause the Corporation to take all such actions as are within their power to control and to use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 5.1, including ensuring that during the Interim Period and at Closing, there is no breach of any of their representations and warranties.

(2)	The Purchaser shall take all such actions as are within its power to control and to use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 5.2, including ensuring that during the Interim Period and at Closing, there is no breach of any of its representations and warranties.

4.3	Transfer of the Purchased Securities

(1)	The Vendors shall take all necessary steps and corporate proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser at the Closing Time, free of all Encumbrances other than the restrictions on transfer, if any, contained in the articles of the Corporation, subject to the Share Pledge Agreements and the satisfaction of the Purchaser Notes.

(2)	The Principal Vendors shall take all necessary steps and proceedings to permit good title to the Shareholder Loans to be duly and validly transferred and assigned to the Purchaser at the Closing Time, free of all Encumbrances.

4.4	Request for Consents

The Corporation will use commercially reasonable efforts to obtain or cause to be obtained, prior to the Closing Time, all Consents, approvals and waivers that are required by the terms of the Contracts to which the Corporation is a party in order to complete the transactions contemplated by this Agreement, including the Consents, approvals and waivers described in Schedule 3.2(f). Such Consents, approvals and waivers will be upon such terms as are acceptable to the Purchaser, acting reasonably. The Purchaser will co-operate in obtaining such Consents, approvals and waivers.

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4.5	Filings and Authorizations

Each of the Vendors and the Purchaser, as promptly as practicable after the execution of this Agreement, will (a) make, or cause to be made, all filings and submissions under all Laws applicable to it, that are required for it to consummate the purchase and sale of the Purchased Shares and Shareholder Loans in accordance with the terms of this Agreement, (b) use commercially reasonable efforts to obtain, or cause to be obtained any consent, approval or waiver described in Section 4.4, (c) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations necessary or advisable to be obtained by it in order to consummate such transfer, and (d) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement.

4.6	Notice of Untrue Representation or Warranty

The Vendors shall promptly notify, in writing, the Purchaser, and the Purchaser shall promptly notify, in writing, the Vendors, upon any representation or warranty made by it or them, as the case may be, contained in this Agreement or any Ancillary Agreement becoming untrue or incorrect during the Interim Period and for the purposes of this Section 4.6 each representation and warranty shall be deemed to be given at and as of all times during the Interim Period. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendors or the Purchaser, as the case may be, to rectify that state of affairs.

4.7	Personal Information

Each Party shall comply with Privacy Law in the course of collecting, using and disclosing Transaction Personal Information. The Purchaser shall collect Transaction Personal Information prior to the Closing Time only for purposes related to the transactions contemplated by this Agreement and as is necessary to determine whether to proceed with such transactions in connection with its investigations of the Corporation and the Business, and the Assets and, if the Purchaser does not elect to terminate this Agreement as provided herein, for the completion of such transactions. During the Interim Period, the Purchaser shall not disclose Transaction Personal Information to any Person other than to its respective representatives who are evaluating and advising on the transactions contemplated by this Agreement. If the Vendors or the Purchaser terminates this Agreement as provided herein, the Purchaser shall promptly deliver to the Vendors, or, at the option of the Purchaser, destroy, all Transaction Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof.

4.8	Input Tax Credit Refunds

(1)	The Purchaser and the Corporation covenant agree to absolutely and irrevocably assign and set over to the Principal Vendors the full amount of any refunds received by the Corporation for input tax credits relating to all reporting periods prior to the Closing Date in addition to the full amount of the refund received for the Input Tax Credit claimed for the P2P Green Power Payment (collectively the “HST Refunds”).

(2)	The Purchaser covenants to promptly and duly claim all input tax credits which the Corporation is or will be entitled to, including in respect of the P2P Green Power Payment.

(3)	If possible, the Purchaser and the Corporation agree to irrevocably authorize and direct the Canada Revenue Agency to pay the HST Refunds to the Principal Vendors, as they may direct, in writing. In the event that the HST Refunds or any part thereof are paid to the Corporation, the Purchaser covenants and undertakes to deliver the HST Rebates (or such part thereof paid to the Corporation) to the Principal Vendors without deduction and agrees that the Purchaser and Corporation are trustees of such funds for the absolute benefit of the Principal Vendors until so delivered to the Principal Vendors.

(4)	The Purchaser and the Corporation agree, without delay or charge, to execute all such applications and to provide all such other assurances and to perform any such acts as may be reasonably required by the Canada Revenue Agency to give full force and effect to the provisions hereof.

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Article 5
CONDITIONS

5.1	Purchaser’s Conditions.

(1)	The obligation of the Purchaser to complete the transaction contemplated herein is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Purchaser and, except as otherwise required by Law, may be waived by it in whole or in part):

(a)	Accuracy of Representations. The representations and warranties of the Vendors and the Corporation, made in or pursuant to this Agreement shall be true and correct (i) in all material respects, to the extent not already qualified by “material” or “materially”; and (ii) in all respects, to the extent already qualified by “material” or “materially”, in each case as at the Closing Time with the same force and effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted hereby) and the Vendors and the Corporation (by a senior officer) shall have executed and delivered to the Purchaser a certificate signed on their respective behalves to that effect.

(b)	Performance of Agreements. Each of the Vendors and the Corporation shall have performed (i) in all material respects, to the extent not already qualified by “material” or “materially”; and (ii) in all respects, to the extent already qualified by “material” or “materially”, all of its or their obligations under this Agreement to be performed by it or them at or prior to the Closing Time and the Vendors and the Corporation (by a senior officer) shall have executed and delivered to the Purchaser a certificate signed on their respective behalves to that effect.

(c)	Closing Documents and Proceedings. All documents of the Vendors and the Corporation required for the due authorization and completion of the purchase and sale of the Purchased Shares and Shareholder Loans contemplated hereby, and all material actions and proceedings taken on or prior to the Closing Date by the Vendors in connection with the performance by the Vendors of their obligations under this Agreement, shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documents or other evidence as it may reasonably request.

(d)	No Material Adverse Change. No Material Adverse Change shall have occurred.

(e)	No Action to Restrain. No action or proceeding shall be pending by any Person to restrain or prohibit the completion of the transactions contemplated herein.

(f)	No Indebtedness. At the Closing Time the Corporation shall have no indebtedness other than the Shareholder Loans and Mortgages.

(g)	Discharge of Mortgages. At the Closing Time, the Principal Vendors shall ensure that the Mortgages are discharged from the Real Property, including the registration of a Discharge with respect to the Mortgages on title to the Real Property, with the Land Registry Office. However, the Purchaser may request to have the Mortgages assigned to the Purchaser, by the respective mortgagees of the Mortgages, instead of the registration of a Discharge, on terms satisfactory to the Purchaser.

(h)	Transfer of Purchased Securities. At or before the Closing Time, the Vendors will cause all necessary steps and corporate proceedings to be taken in order to permit the Purchased Shares and Shareholder Loans, as applicable, to be duly transferred to the Purchaser free and clear of all Encumbrances.

(i)	Stock Transfers. At the Closing Time, certificate(s) representing the Purchased Shares duly endorsed in favour of the Purchaser, or accompanied by stock transfer powers of attorney duly executed in favour of the Purchaser by each of the Vendors, shall be delivered to the custodian appointed pursuant to the Share Pledge Agreements.

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(j)	Assignment Agreement. At the Closing Time, the Principal Vendors shall execute and deliver to the Purchaser an assignment agreement (acknowledged and agreed to by the Corporation), in a form acceptable to the Purchaser and the Principal Vendors giving effect to the assignment by the Principal Vendors of all of their right, title and interest in and to the Shareholder Loans.

(k)	Resignation of Officers and Directors. At or before the Closing Time, the Corporation will cause each person who is a director or officer of the Corporation, as applicable, other than such person(s) as may be designated in writing by the Purchaser, to submit his or her written resignation as a director or officer to the Corporation which will be effective at the Closing Time.

(l)	Employment Agreements. At the Closing Time, each of the Key Employees shall have entered into short-term employment agreements with the Corporation, in a form acceptable to the Corporation in its sole discretion, acting reasonably, providing that such individuals shall continue to assist the Corporation with the Application and related issuance to the Corporation of a producer’s license under the ACMPR and shall act as a “senior person in charge”, “responsible person in charge” or “alternate responsible person in charge” as applicable.

(m)	Consents. At or before the Closing Time, the Vendors will have obtained all Consents referenced in Schedule 3.2(f) hereof.

(n)	Releases by the Vendors. At the Closing Time, the Vendors and the directors and officers of the Corporation referenced in Section 5.1(1)(k) will execute and deliver to the Purchaser a release of the Corporation, its directors, officers, employees and agents in a form satisfactory to the Purchaser and its counsel, acting reasonably.

(o)	Release by the Principal Vendors. At the Closing Time, the Principal Vendors will deliver releases in favour of the Purchaser and the Corporation or an undertaking on their part, in form satisfactory to Purchaser, that they will release their liens promptly after Closing.

(p)	No Options, Warrants etc. At the Closing Time, any and all agreements and other commitments to issue options, warrants, shares or other securities in the capital of the Corporation shall have been terminated and full releases shall have been obtained for the benefit of the Corporation from the holders thereof, in form acceptable to the Purchaser acting reasonably.

(q)	Restrictive Covenant Agreement. At the Closing Time, each of the Principal Vendors will execute and deliver to the Corporation and the Purchaser a non-solicitation and confidentiality agreement in a form satisfactory to the Purchaser and its counsel, acting reasonably.

(r)	Registration Rights Agreement. At the Closing Time, each of the Principal Vendors will execute and deliver to the Purchaser Parent, and the Purchaser Parent shall execute and deliver to the Principal Vendors, that certain Registration Rights Agreement attached hereto as Schedule 5.1(s).

(2)	If any of the conditions contained in this Section 5.1 shall not be fulfilled or performed at or before the Closing Time, the Purchaser may, by written notice to the Vendors, terminate this Agreement, whereupon the Deposit shall forthwith be returned to the Purchaser by the Principal Vendors (which obligation shall be joint and several) and the Purchaser shall thereupon, except as otherwise provided herein, be released from its obligations under this Agreement, provided that any of the said conditions may, except as otherwise required by Law, be waived in whole or in part by the Purchaser at any time without prejudice to its right of termination in the event of a non-fulfillment and/or non-performance of any other condition or conditions.

5.2	Vendors’ Conditions.

(1)	The obligation of the Vendors to complete the transaction contemplated hereunder is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Vendors and, except as otherwise required by Law, may be waived by them in whole or in part):

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(a)	Accuracy of Representations. The representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct (i) in all material respects, to the extent not already qualified by “material” or “materially”; and (ii) in all respects, to the extent already qualified by “material” or “materially”, in each case as at the Closing Time with the same force and effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted hereby) and the Purchaser shall have executed and delivered to the Vendors and the Corporation a certificate signed on its behalf by a senior officer to that effect.

(b)	Performance of Agreements by Purchaser. The Purchaser shall have performed (i) in all material respects, to the extent not already qualified by “material” or “materially”; and (ii) in all respects, to the extent already qualified by “material” or “materially”, all its obligations under this Agreement to be performed by it at or prior to the Closing Time and the Purchaser shall have executed and delivered to the Vendors and the Purchaser a certificate signed on its behalf by a senior officer to that effect.

(c)	Balance of Loan Purchase Price. The Purchaser shall have delivered to the Principal Vendors’ lawyers, Burns Associates In Trust, by wire transfer or certified cheque drawn from the Purchaser’s lawyers’ trust account, of immediately available funds, the First Advance as contemplated in Section 2.3(a).

(d)	Assignment Agreement. At the Closing Time, the Purchaser shall execute and deliver to the Principal Vendors the assignment agreement referenced in Section 5.1(1)(k).

(e)	Releases by the Corporation. At the Closing Time, the Corporation will execute and deliver to the directors and officers of the Corporation referenced in Section 5.1(1)(k) a release in a form satisfactory to such individuals and their respective counsel, acting reasonably.

(f)	Closing Documents and Proceedings. All documents of the Purchaser required for the due authorization and completion of the purchase and sale of the Purchased Shares contemplated hereby, and all material actions and proceedings taken on or prior to the Closing Date by the Purchaser in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendors and their counsel, acting reasonably, and the Vendors shall have received copies of all such documents or other evidence as they may reasonably request.

(g)	No Action to Restrain. No action or proceeding shall be pending by any Person to restrain or prohibit the completion of the transactions contemplated herein.

(h)	Purchaser Notes and Share Pledge Agreements. The Purchaser shall have delivered to the Vendors duly executed and original copies of the Purchaser Notes and the Share Pledge Agreements.

(2)	If any of the conditions contained in this Section 5.2 shall not be fulfilled or performed at or before the Closing Time, the Vendors may, by written notice to the Purchaser, terminate this Agreement and the Vendors shall thereupon, except as otherwise provided herein, be released from their obligations under this Agreement, provided that any of the said conditions may, except as otherwise required by Law, be waived in whole or in part by the Vendors at any time without prejudice to their right of termination in the event of a non-fulfillment and/or non-performance of any other condition or conditions.

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Article 6
INDEMNIFICATION

6.1	Vendors’ Indemnity of the Purchaser.

(1)	Subject to the provisions of this Article 6, each Vendor shall indemnify and save each of the Purchaser and the Corporation, and each of their respective shareholders, Affiliates, principals, directors, officers, employees, agents and representatives, harmless of and from, and will pay for, any Claims suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty given by such Vendor contained in Section 3.1 or the corresponding representations and warranties contained in the certificates to be delivered pursuant to Sections 5.1(1)(a) and (c); and

(b)	any failure of such Vendor to perform or fulfil any of its covenants or obligations under this Agreement.

(2)	Subject to the provisions of this Article 6, each Principal Vendor shall jointly and severally indemnify and save the Purchaser and its shareholders, Affiliates, principals, directors, officers, employees, agents and representatives, harmless of and from, and will pay for, any Claims suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty given by the Corporation and the Principal Vendors contained in Section 3.2 or the corresponding representations and warranties contained in the certificates to be delivered by them pursuant to Section 5.1(1)(a) and (c);

(b)	any and all Taxes payable, collectible, collected or remittable (i) in respect of any taxation year or period ending on or prior to the Closing Date; (ii) in the case of any taxation year or period beginning before and ending after the Closing Date, in respect of the portion of such period ending on and including the Closing Date, in each case at such time as the Purchaser or the Corporation receives an assessment, reassessment or other form of recognized document assessing liability for such Taxes;

(c)	the Ataraxia Litigation and any other litigation and litigation matters or litigation related Claims that pertain to a matter that occurred prior to the Closing Date, whether or not listed or disclosed in Schedule 3.2(u); and

(d)	any Claims made by shareholders of the Corporation for acts or omissions occurring prior to the Closing Time.

6.2	Purchaser’s Indemnity of the Vendors.

Subject to the provisions of this Article 6, the Purchaser will indemnify and save the Vendors and each of their respective shareholders, directors, officers, trustees, employees, agents, principals and representatives harmless of and from, and will pay for, any Claims suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement or the certificates to be delivered pursuant to Sections 5.2(1)(a) and (b), for which a notice of claim under Section 6.3 has been provided to the Purchaser within the applicable period specified in Section 6.3; and

(b)	any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement.

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6.3	Indemnification of Third Party Claims

The following provisions shall be applicable to any and all Claims (a “Third Party Claim”) made against a Party (the “Indemnified Party”) by a Person other than the particular Indemnified Party or any of its Affiliates or Related Parties for which it is entitled to indemnification pursuant to this Agreement from the other Party (the “Indemnifying Party”):

(a)	Upon the Third Party Claim being made or commenced against the Indemnified Party, the Indemnified Party shall promptly provide written notice thereof to the Indemnifying Party. The notice shall describe the Third Party Claim in reasonable detail and indicate the estimated amount, if practicable, of the indemnified Losses and Liabilities that have been or may be sustained by the Indemnified Party in respect thereof. If the Indemnified Party does not give prompt notice to the Indemnifying Party as aforesaid, any such failure shall only lessen or limit the Indemnified Party’s rights to indemnity hereunder to the extent that the defence of the Third Party Claim was prejudiced by the lack of prompt notice.

(b)	The Indemnifying Party shall have the right to do either or both of the following:

(i)	assume carriage of the defence of the Third Party Claim using legal counsel of its choice and at its sole cost; and

(ii)	settle the Third Party Claim provided the Indemnifying Party pays the full monetary amount of the settlement and the settlement does not impose any unreasonable restrictions or obligations on the Indemnified Party.

(c)	Each Party shall cooperate with the other in the defence of the Third Party Claim, including making available to the other Party, its directors, officers, employees and consultants whose assistance, testimony or presence is of material assistance in evaluating and defending the Third Party Claim.

(d)	The Indemnified Party shall not enter into any settlement, consent order or other compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party waives its rights to indemnification in respect of the Third Party Claim.

(e)	Upon payment of the Third Party Claim, the Indemnifying Party shall be subrogated to all claims the Indemnified Party may have relating thereto. The Indemnified Party shall give such further assurances and cooperate with the Indemnifying Party to permit the Indemnifying Party to pursue any and all such subrogated claims as reasonably requested by it.

(f)	If the Indemnifying Party has paid an amount pursuant to its indemnification obligations herein and the Indemnified Party is subsequently reimbursed from any other source in respect of the Third Party Claim, the Indemnified Party shall promptly pay the amount of the reimbursement (including interest actually received) to the Indemnifying Party, net of Taxes required to be paid by the Indemnified Party as a result of any such payment and plus any Taxes saved or recovered by the Indemnified Party as a result of any such payment.

6.4	General Limitations on Liability

(a)	The indemnities provided in this Agreement shall not apply to the extent that the Claims are reimbursed or reimbursable by insurance or are caused by the gross negligence, wilful default, wilful misconduct, or fraud of the party claiming indemnity or any of that party’s Related Parties or representatives.

(b)	The representations and warranties set forth in Section 3.1 and the Vendors’ liability in respect thereof under the Vendors’ indemnity provided in Section 6.1(1) shall survive the Closing indefinitely for the benefit of the Purchaser.

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(c)	Subject to Section 6.4(d), the representations and warranties set forth in Section 3.2 and the Principal Vendors’ liability in respect thereof under the Vendors’ indemnity provided in Section 6.1(2) shall survive the Closing for the benefit of the Purchaser for a period of two (2) years after the Closing Date, after which time the Purchaser shall not be entitled to advance, make or bring any further Claims whatsoever against the Vendors with respect to those representations and warranties, or their indemnity relating thereto.

(d)	The representations and warranties set forth in Section 3.2 in respect of Tax matters of the Corporation, and the Principal Vendors’ liability in respect thereof under the Principal Vendors’ indemnity provided in Section 6.1 shall survive the Closing for the benefit of the Purchaser until the date that is 30 days after the later of the expiration of the applicable limitation periods contained in the Tax Act and any other applicable legislation imposing Tax, after which time the Purchaser shall not be entitled to advance, make or bring any further Claims whatsoever against the Vendors with respect to those representations and warranties, or their indemnity relating thereto.

(e)	The representations and warranties set forth in Sections 3.3 and the Purchaser’s liability in respect thereof under the Purchaser’s indemnity provided in Section 6.2 shall survive the Closing for the benefit of the Vendors for a period of two (2) years after the Closing Date, after which time the Vendors shall not be entitled to advance, make or bring any further Claims whatsoever against Purchaser with respect to those representations and warranties, or its indemnity relating thereto.

6.5	Right to Set-Off

(a)	Upon notice by the Purchaser to the Vendors specifying in reasonable detail the basis for such set-off, Purchaser may set-off any amount to which it is entitled under this Article 6 against any amounts payable by Purchaser to Vendors pursuant to this Agreement, including, for greater certainty, cancellation of all or a part of the Purchaser Shares which corresponds to the dollar value of the set-off amount.

(b)	Notwithstanding the foregoing, any right of set-off shall only apply to amounts that are payable as finally determined in accordance with the terms of this Agreement or by a court of competent jurisdiction without further appeal. Where a bona fide indemnity claim is asserted in good faith but not finally determined in accordance with the terms of this Agreement or by a court of competent jurisdiction without further appeal, then any amounts that are otherwise subject to set off at the time of such indemnity claim shall be held in escrow and subject to release upon the resolution of such indemnity claim.

Article 7
CLOSING

7.1	The Closing.

The Closing shall take place on the Closing Date at the offices of Burns Associates, Suite 305, 21 King Street West, Hamilton, Ontario, L8P 4W7.

Article 8
POST-CLOSING COVENANT

8.1	Vendors’ Confidentiality.

After the Closing, each Vendor will keep confidential all information in their respective possession or under their respective control relating to the Corporation and the Business, including this Agreement, and the terms and conditions contained herein, unless required by Law, or unless such information is or becomes generally available to the public other than as a result of a disclosure by a Vendor in violation of this Agreement, or if required in order for a Vendor to file a Tax Return or respond to an inquiry by a Governmental Authority in respect to such file Tax Return, or to consult with the Vendor’s professional advisors as necessary in the circumstances.

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Article 9

EXCLUSIVITY

9.1	Exclusivity

Commencing the date hereof and ending upon the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, each of the Corporation and the Vendors covenants and agrees that it will not, and will not permit any of its respective directors, officers, employees or agents, as applicable, to directly or indirectly:

(a)	solicit, initiate, discuss, encourage or entertain inquiries or proposals from, or provide non-public information to, any person with respect to, or

(b)	participate in any negotiations regarding, or otherwise cooperate in any way with or assist or participate in or take any steps to bring about the direct or indirect acquisition of the Corporation or any of its assets by any person other than the Purchaser, including, without limitation, by way of the acquisition of the Purchased Shares and/or other securities in the capital of the Corporation, or the acquisition, lease, license or other disposition of all or any substantial part of the assets of the Corporation.

Article 10
GENERAL MATTERS

10.1	Expenses.

Each of the parties hereto will pay all expenses incurred by him, her or it in connection with the transactions contemplated by this Agreement, including his, her or its own legal, accounting and other expenses, except as otherwise expressly provided herein.

10.2	Notices.

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand to the party or parties to which the notice is to be given at the following address or sent by electronic means to the following numbers or to such other address or email address as shall be specified by such other party or parties by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by electronic means be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the Parties shall be as follows:

(a)	if to the Vendors or the Corporation:

c/o Alternative Medical Solutions Inc.
18 Linden Street
Hamilton, Ontario L8L 3H6

Attention: Joseph Groleau
E-mail: joseph.groleau@gmail.com

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with a copy (which shall not constitute notice) to:

Burns Associates
Commerce Place, Suite 305
21 King Street West, Hamilton, Ontario L8P 4W7

Attention: Sharoon Gill
E-mail: gill@adburnslaw.com

(b) if to the Purchaser:

2 Park Plaza
Suite 1200B
Irvine, CA 92614

Attention: Gary Herick, Chief Financial Officer
E-mail: gherick@cannapharmarx.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1B9, Canada

Attention: Omar Soliman
E-mail: osoliman@stikeman.com

10.3	Time of Essence.

Time shall be of the essence of this Agreement.

10.4	Counterparts.

This Agreement may be executed and delivered in two or more counterparts (including counterparts delivered by facsimile or other electronic transmission), all of which taken together shall constitute one instrument and shall be binding on the parties hereto.

10.5	Further Assurances.

The parties hereto agree to promptly do, make, execute, deliver or cause to be done, made, executed or delivered all such further acts, documents and things as any other party hereto may reasonably require for the purpose of giving effect to this Agreement whether before or after the Closing.

10.6	Assignment.

This Agreement and any rights or obligations of the Purchaser hereunder shall be assignable by the Purchaser without the prior written consent of the other parties, subject to the Purchaser providing ten (10) Business Days’ prior written notice of same to the Vendors.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first indicated above.

CANNAPHARMARX, INC.

By:	/s/ Gary Herick
Name: Gary Herick
Title: CFO

HANOVER CPMD ACQUISITION CORP.

By:	/s/ Gary Herick
Name: Gary Herick
Title: CFO

ALTERNATIVE MEDICAL SOLUTIONS INC.

By:	/s/ Joe Groleau
Name:* Joe Groleau
Title VP Business Development

PRINCIPAL VENDORS:

/s/ Steve Barber
STEPHEN BARBER*

/s/John Ciotti
JOHN CIOTTI*

/s/ Joseph Groleau
JOSEPH GROLEAU*

/s/ Raymond Robertson
RAYMOND ROBERTSON*

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OTHER VENDORS:

/s/ Justin Barber
JUSTIN BARBER*

/s/ Atilla Khalili
ATILLA KHALILI*

/s/ Nanci Manthis
NANCI MANTHIS*

/s/ Laura Robertson
LAURA ROBERTSON*

/s/ Linda Marshall
LINDA MARSHALL*

/s/ Krinstina Groleau
KRISTINA GROLEAU*

* executed pursuant to the Electronic Commerce Act

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SCHEDULE A

SHAREHOLDINGS

DATE	NAME	NO OF SHARES	CLASS OF SHARES
March 19, 2014	Stephen Barber	834	Common
March 19, 2014	Justin Barber	833	Common
March 19, 2014	Atilla Khalili	833	Common
March 19, 2014	Nanci Manthis	833	Common
March 19, 2014	Ray Robertson	960	Common
March 19, 2014	Laura Robertson	959	Common
March 19, 2014	John Ciotti	1417	Common
March 19, 2014	Linda Marshall	1416	Common
March 19, 2014	Joe Groleau	958	Common
March 19, 2014	Kristina Groleau	957	Common

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SCHEDULE B

SHAREHOLDER LOANS

SHAREHOLDER	AMOUNT OWING
Stephen Barber	$1,250,297.28
Joseph Groleau	$138,738.64
Raymond Robertson	$82,736.22
John Ciotti	$34,963.61

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SCHEDULE 3.2(b)

REQUIRED AUTHORIZATIONS

NONE

41

SCHEDULE 3.2(f)

REQUIRED CONSENTS

NONE

42

SCHEDULE 3.2(n)

BUSINESS IN THE ORDINARY COURSE

NONE

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SCHEDULE 3.2(q)

OWNED ASSETS/PERMITTED ENCUMBRANCES

Owned Assets

1.	The lands legally described as PT LT 7 CON 2 SDR BENTINCK PTS 2 AND 3 16R10457; TOWN OF HANOVER, bearing PIN No.: 37211-0962 (LT) and municipally known as 595 1st Hanover Street, Hanover, Ontario

Permitted Encumbrances

1.	NONE

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SCHEDULE 3.2(u)

REAL PROPERTY

1.	The lands legally described as PT LT 7 CON 2 SDR BENTINCK PTS 2 AND 3 16R10457; TOWN OF HANOVER, bearing PIN No.: 37211-0962 (LT) and municipally known as 595 1st Hanover Street, Hanover, Ontario.

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SCHEDULE 3.2(w)

TAXES

1.	The Corporation is currently required to remit HST to the Canada Revenue Agency in the amount of $24,226.64 (as of date of the Agreement) with respect to a refund received in error by the Corporation for the calculation period ending June 30, 2015.

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SCHEDULE 3.2(x)

NON-ARM’S LENGTH TRANSACTIONS

NONE

47

SCHEDULE 3.2(y)

LEASED ASSETS

NONE

48

SCHEDULE 3.2(z)

COMPLIANCE WITH LAWS

NONE

49

SCHEDULE 3.2(aa)

LOANS TO DIRECTORS

NONE

50

SCHEDULE 3.2(bb)

MATERIAL CONTRACTS

NONE

51

SCHEDULE 3.2(ee)

INTELLECTUAL PROPERTY

NONE

52

SCHEDULE 3.2(ff)

EMPLOYEES

NONE

53

SCHEDULE 3.2(gg)

EMPLOYEE PLANS

NONE

54

SCHEDULE 3.2(ii)

INSURANCE

NONE

55

SCHEDULE 3.2(jj)

ENVIRONMENTAL MATTERS

NONE

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SCHEDULE 3.2(ll)

BANK ACCOUNTS

Momentum Credit Union

Account No.: 65519765884

Joseph Groleau is the only authorized signing officer

57